LEASE AGREEMENT

THIS LEASE is entered into as of April 5, 2017, by and between, **HARVARD PROPERTIES U.S., INC.**, a Delaware corporation, as "**Landlord,**" and **STEM HOLDINGS, INC.**, a Nevada corporation, as "**Tenant.**"

Preliminary Statement

A. Landlord is the owner of the land located at 14336 S. Union Hall Road, in the Hamlet of Mulino, Clackamas County, Oregon, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, and all buildings and other improvements located thereon, which land, buildings, and other improvements are herein called the "**Premises**."

B. Landlord and Tenant have entered into a "Contract of Sale" dated of even date herewith (the "**PSA**"), pursuant to which Landlord will sell the Premises to Tenant on the "**Closing Date**" identified therein, subject to completion of Tenant's due diligence investigations and completion of the closing conditions precedent to each party's obligations under the PSA.

C. In order to permit Tenant to make use of the Premises while completing its due diligence and while the parties complete their conditions to closing under the PSA, Landlord and Tenant have agreed to lease the Premises to Tenant upon the terms and conditions specified in this Lease.

Lease

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **Lease Grant; Term**. Landlord hereby leases to Tenant the Premises for a term commencing on April 5, 2017 and expiring on the earlier to occur of (i) the termination of the PSA by either party thereto in accordance with its terms; or (ii) the Closing Date.

2. **Rental.** Tenant shall pay to Landlord monthly rent for the Premises in the amount of Fifteen Thousand Dollars ($15,000) per month ("**Monthly Rent**").

3. **Security Deposit.** None.

4. **Use of Premises.** Tenant shall use the Premises for preparation of the Premises for the future operation of a marijuana growing farm and related facilities, together with such other ancillary uses as are reasonably related thereto (the "**Permitted Use**").

5. **Utilities.** Tenant shall pay for all power, water, gas, cable, internet, garbage and other services or utilities installed and used at the Premises during the term of this Lease.

6. **Repairs and Improvements.**

(a) *Tenant Repairs.* Landlord shall not be required to make any repairs, alterations, additions or improvements to or upon the Premises during the term of his Lease. Tenant agrees to maintain and keep the Premises in good order and repair during the term of this Lease, provided, however, that in no event shall Tenant be required to (i) make any capital repairs or replace any improvements or equipment at the Premises, if Tenant so elects, or (ii) spend more than $15,000

on repair and maintenance costs each month during the term of this Lease; provided, however, that this provision shall not be deemed to relieve Tenant of its obligations under Section 6(c) below.

(b) *Required Landlord Repairs.* With respect to the barn located at the Premises (the "**Barn**"), Landlord shall make the following repairs: repair all leaks in the Barn's metal roof (including all damage resulting from such leak), structural wood purlin replacement, and drain replacement. Notwithstanding the foregoing, if the Barn repair work described above has not been completed by 2 months after the date of this Lease, Tenant may elect to make such repairs to the Barn and apply its out-of-pocket costs of making such repairs against Tenant's Required Work (defined and described in subsection (c) below). Tenant and Landlord agree that the cost of the aforementioned work shall be shared equally between the parties, with reimbursement to the party actually making the aforementioned repairs being due and payable within thirty (30) days after invoicing for the actual, out-of-pocket costs of the repairing party to make such repairs, together with copies of all underlying invoices for such work.

(c) *Tenant Required Work.* Tenant agrees that it shall construct repairs and/or improvements to the Premises costing a total of at least $100,000, in the aggregate, during the term of this Lease (the "**Tenant Required Work**"). Tenant shall maintain paid invoices or other reasonable evidence of its costs in conducting the Tenant Required Work, and Tenant shall make such evidence reasonably available to Landlord upon request for purposes of verifying the amount of Tenant Required Work completed. For purposes of clarification, repairs made by Tenant pursuant to 6(a) above shall be applicable towards the Tenant Required Work amount. If both (i) Tenant fails to complete at least $100,000 in Tenant Required Work prior to the termination of this Lease in accordance with its terms, and (ii) such termination is not the result of either (x) Tenant closing upon its acquisition of the Premises, or (y) Tenant's termination of the PSA (resulting in a termination of this Lease) on account of Landlord's breach of its obligations under the PSA, then in such case Tenant shall pay to Landlord the differential between $100,000 and the amount of Tenant Required Work conducted. If this Lease terminates due to either (x) or (y) above, then Tenant shall be relieved of its obligations under this subsection (c), which shall be of no further force and effect.

7. **Right of Entry.** Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times upon reasonable notice (except in emergencies, when notice shall not be required) to inspect the Premises, provided, however, that Landlord will use commercially reasonable efforts to minimize its interference with Tenant's operations at the Premises during any such entry.

8. **Assignment.** Tenant shall not assign or transfer this Lease, or sublet all or any portion of the Premises, without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

9. **Liens.** Tenant shall keep the Premises free and clear of any lien or claim of lien arising out of any work occurring, or allegedly occurring, by, through or under Tenant, and shall within thirty (30) days of receipt of notice of any such lien pay and discharge, or cause to be bonded over, any such lien or claim of lien that is filed.

10. **Insurance Coverages.** Tenant shall, at all times during the Lease term, at Tenant's cost and expense, maintain a policy of commercial general liability insurance in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, with a General Aggregate limit per location of at least Two Million and No/100 Dollars ($2,000,000.00). The policy shall name Landlord as an

additional insured and shall provide that it cannot be cancelled as to Landlord with less than 10 days' notice.

11. **Taxes and Assessments.**

(a) *Real Property Taxes.* Tenant shall be responsible for payment of all real property taxes, assessments (general and special), and other public charges levied, assessed or otherwise imposed upon the Premises during the term of this Lease ("**Taxes**"), all promptly before the same or any part thereof become past due; provided, however, that the parties may elect to instead permit Landlord to make such payment of real property Taxes subject to reimbursement by Tenant within thirty (30) days of invoicing by Landlord.

(b) *Personal Property Taxes.* Tenant shall also pay promptly, when due, all taxes levied against its own personal property and all taxes, assessments and other public charges arising out of Tenant's occupancy, use or possession of the Premises.

12. **Tenant's Alterations and Improvements.** Tenant shall be permitted to make such alterations, additions, or improvements to the Premises as Tenant deems reasonably appropriate; provided, however, that if Tenant intends to construct any particular alteration, addition or improvement that has a project cost in excess of $50,000, then Tenant shall first provide Landlord with written notice that reasonable describes the scope of Tenant's work. Any alteration, addition, or improvement made by Tenant, and any fixtures installed as part thereof (except Tenant's movable trade fixtures), shall become the property of Landlord upon the expiration or sooner termination of this Lease.

13. **Damage by Casualty or Fire and Duty to Repair.** If all or any part of the Premises is damaged or destroyed by fire or other casualty, then the terms and provisions of the PSA shall control regarding whether or not Landlord shall rebuild the damage to the Premises.

14. **Waiver of Subrogation Rights.** Neither Landlord nor Tenant shall be liable to the other for loss arising out of damage to, or destruction of, the Premises or the contents thereof, when such loss is caused by any of the perils which are or could be included within or insured against by a property insurance policy with special form coverage endorsement. All such claims for any and all loss, however caused, are hereby waived. Such absence of liability shall exist whether or not the damage or destruction is caused by the negligence of either Landlord or Tenant or by any of their respective agents, invitees or employees.

15. **Eminent Domain.** If any taking pursuant to the power of eminent domain is threatened or occurs as to all or any material portion of the Premises (being a portion with a value of more than $10,000) during the term of this Lease, or a sale occurs in lieu thereof, Tenant's election to terminate the PSA pursuant to Section 12 thereof shall cause this Lease to terminate effective as of the date of termination of the PSA. If Buyer elects to terminate this Contract, Tenant may prosecute any applicable claims directly against the condemning authority in such condemnation proceedings for the value of any lost Tenant Required Work that was installed at the Premises, as well as loss of business, or depreciation to, damage to, or cost of removal of, or for the value of inventory, trade fixtures, and other personal property belonging to Tenant. If Landlord receives any condemnation award proceeds in compensation for the loss of any Tenant Required Work, Landlord shall hold such proceeds on behalf of and in trust for Tenant, and shall promptly deliver such funds to Tenant within 30 days of receipt thereof. The terms of this Section 15 shall survive any termination of this Lease.

16. **Surrender Upon Termination.** At the expiration of the term of this Lease or upon any sooner termination hereof, Tenant will quit and deliver up the Premises and all future erections or

additions to or upon the same, broom clean, to Landlord, peaceably, quietly, and in as good order and condition, reasonable use and wear thereof, damage or loss excused pursuant to the terms hereof excepted, as the same are now in or hereafter may be put in by Landlord and Tenant. Notwithstanding the foregoing, if the term of the Lease expires due to the occurrence of the Closing Date and sale of the Premises to Tenant, then Tenant shall be relieved of its obligations under this Section 16.

17. **Holding Over.** In the event Tenant for any reason shall hold over after the expiration of this Lease, such holding over shall not be deemed to operate as a renewal or extension of this Lease, but shall only create a tenancy at sufferance which may be terminated at will at any time by Landlord.

18. **Attorney's Fees and Court Costs.** If any action or arbitration is instituted to enforce compliance with any of the terms, covenants or conditions of this Lease, or to collect the rent which may become due hereunder, or to enforce any right of Landlord while Tenant is holding over after expiration hereof, the non-prevailing party shall pay such sum as the trial court or arbitrator may adjudge reasonable as attorney's fees to be allowed the prevailing party in such action or arbitration, and in the event any appeal is taken from any judgment or decree in such action, the non-prevailing party shall pay such further sum as the appellate court shall adjudge reasonable as the prevailing party's attorney's fees on such appeal. Tenant agrees to pay and discharge all of Landlord's costs and expenses, including Landlord's reasonable attorney's fees, that shall arise from enforcing any provision or covenants of this Lease even though no action or arbitration is instituted if Landlord's rights arising hereunder are placed in Landlord's attorney's hands for collection or enforcement.

19. **Waiver.** Any waiver by Landlord of any breach of any covenant herein to be kept and performed by Tenant shall not be deemed or considered as a continuing waiver, and shall not operate to bar or prevent Landlord from declaring any succeeding breach, either of the same condition or covenant or otherwise.

20. **Notices.** Any notice under this Lease given by one party to the other shall be sufficient if given in writing and delivered by (i) personal delivery, (ii) national overnight courier (i.e., FedEx, UPS, etc.), or (iii) U.S. certified or registered mail with postage fully prepaid, addressed to the other party at the address set forth below. Either party may change its address by notifying the other party of the change of address in the foregoing manner. Notice may be given via email, provided that a confirmation copy of such notice is immediately sent via one of the methods identified in (i) through (iii) above.

Landlord: Harvard Properties U.S., Inc.
____
____

Tenant: Stem Holdings Inc.
20283 State Rd 7
Boca Raton, FL 33498

21. **Quiet Enjoyment.** So long as Tenant is not in default under this Lease beyond all applicable notice and cure periods, Tenant shall be entitled to enjoyment of the Premises without disturbance by any party claiming by or through Landlord, subject to the terms of this Lease.

22. **Arbitration.** In the event of any controversy between the parties over the application of Section 13 or 15 hereof, the same shall be settled by arbitration at Portland, Oregon in accordance with the then existing rules of the Arbitration Service of Portland, Inc. (or like service), and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

23. **Tenant Default.** The occurrence of any one of the following shall constitute a default (**"Default"**) by Tenant:

(a) Tenant's failure to pay monthly Base Rent, or any other rent or charge, when due, and such failure extends beyond five (5) days after written notice reasonably detailing such failure;

(b) Tenant fails to perform any other provision of this Lease if the failure to perform is not cured within ten (10) days after notice to Tenant. (ii) Landlord may give Tenant 10 days' written notice of intention to terminate this Lease if Tenant shall be in default in the payment of rent or any other amount or charge payable by Tenant; or

(c) A petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or an assignment is made by Tenant for the benefit of its creditors, or a receiver or trustee is appointed for Tenant's property.

24. **Landlord Remedies**. Landlord shall have the following remedies upon a Default, which shall be Landlord's exclusive remedies in connection with any such Default:

(a) Landlord shall, at any time, have the right to terminate this Lease without notice to vacate (any right to which is hereby waived by Tenant), and if Landlord has not previously terminated Tenant's right to possession of the Premises, Landlord may terminate Tenant's right to possession of the Premises and reenter the Premises;

(b) Landlord shall have the right (but not the obligation) to cure any Default on behalf and at the expense of Tenant without further prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such shall be deemed to be additional rent under this Lease and shall be due and payable upon demand by Landlord; and

(c) Landlord may file suit to recover any unpaid monthly Base Rent or other amounts due and owing pursuant to this Lease.

25. **Landlord Default under the PSA**. If Landlord defaults in its obligations under the PSA, and Tenant elects as its remedy to terminate the PSA (as provided in Section 18(b) of the PSA), then, in addition to any remedies available to Tenant pursuant to the PSA, Tenant shall be entitled to (i) receive a return of all monthly Base Rent previously paid to Landlord under this Lease, (ii) Tenant shall be relieved of its obligation under Section 6(c) of this Lease to construct the Tenant Required Work, and (iii) Tenant shall receive a reimbursement from Landlord for the out-of-pocket cost of all such Tenant Required Work constructed up until the time of Landlord's breach under the PSA, as evidenced by paid invoices or such other reasonable evidence as Tenant may provide.

26. **Applicable Law.** This Lease shall be governed by the laws of the State of Oregon.

27. **Brokers**. Each party represents that it has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify and hold harmless Landlord and its agents and employees from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to indemnify and hold harmless Tenant and its agents and employees from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

28. **Further Assurances.** Each party agrees to execute and deliver any document necessary to carry out any agreement, term, condition, or assurance in this Lease upon request by the other party.

29. **Miscellaneous.** In construing this Lease, masculine or feminine pronouns shall be substituted for those neuter in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place the context requires. The term "person" means includes individual, sole proprietorship, partnership, joint venture, trust, corporation, limited liability company, association or any other entity or agency. The captions of this Lease are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Lease. This Lease contains the entire agreement and understanding between the parties. There are no oral understandings, terms or conditions, and neither party has relied upon any representation, express or implied, not contained in this Lease. All prior understandings, terms or conditions are deemed merged in this Lease. This Lease cannot be amended or supplemented orally. If any provision of this Lease shall be declared invalid or unenforceable, the remainder of this Lease shall continue in full force and effect.

Memorandum of PSA and Lease. A memorandum of lease and contract, in the form and content reasonably acceptable to Landlord and Tenant, shall be executed by the parties simultaneously with execution of this Lease, and delivered to Tenant. Tenant may record such memorandum if it wishes to do so.

SELLER:

HARVARD PROPERTIES U.S., INC., a Delaware corporation

By: ______________________________
James Camplin, General Counsel and Secretary

Date executed: APRIL 4, 2017

BUYER:

STEM HOLDINGS INC., a Nevada corporation

By: ______________________________
Name: Adam Berk
Its: CEO

Date executed: April 5, 2017

Exhibit A

Legal Description

A tract of land in the Northeast one-quarter of the Northwest one-quarter of Section 9, Township 4 South, Range 2 East, of the Willamette Meridian, in the County of Clackamas and State of Oregon, described as follows:

Beginning at a point in the North line of said Northeast one-quarter that lies 1006.73 feet West from the Northeast corner thereof; thence South 0°35'59" East along the line parallel with the West line of said Northwest one-quarter, 702.61 feet; thence South 89°40'40" East along the line parallel with the North line of said Northwest one-quarter, 585.29 feet to a point in the West line of a certain tract of land conveyed to Norris W. King and Violet M. King and described in Book 289, Page 194, Deed Records; thence South 0°09'22" East along the West line of said King Tract and along the line parallel with the East line of said Northwest one-quarter, 607.91 feet to the Southwest corner of said King Tract said last mentioned Southwest corner also being on the South line of said Northeast one-quarter; thence North 89°36'47" West along the South line of said Northeast one-quarter, 529.44 feet; thence North 0°22'40" West along the line parallel with the West line of said Northeast one-quarter, 557.92 feet; thence North 89°40'40" West along the line parallel with the North line of said Northeast one-quarter, 123.00 feet; thence North 0°35'59" West along the line parallel with the West line of said Northwesterly one-quarter, 723.03 feet to the North line thereof; thence South 89°40'40" East along the North line of said Northwest one-quarter, 69.68 feet to the true point of beginning.